UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 29, 2013

SPECTRUM PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35006	93-0979187
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11500 S. Eastern Ave., Ste. 240, Henderson, NV		89052
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 835-6300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 29, 2013, Allos Therapeutics, Inc. (the “Company”), a wholly-owned subsidiary of Spectrum Pharmaceuticals, Inc. (“Spectrum”), entered into an Amended and Restated License, Development and Commercialization Agreement (the “Amended License Agreement”), by and between the Company and Mundipharma International Corporation Limited (“Mundipharma”), which amended and restated a May 2011 agreement between the parties. The Amended License Agreement provides for a strategic collaboration between the parties related to the development of FOLOTYN®. As previously reported, the Company received a $50 million upfront payment upon execution of the May 2011 agreement. Under the Amended License Agreement, the Company will receive $7 million as reimbursement of research and development costs incurred by the Company through the date of the Amended License Agreement. Additionally, the Company will be eligible to receive (i) potential regulatory milestone payments of up to an aggregate of approximately $16 million based on approvals of FOLOTYN for the treatment of PTCL in a specified patient population in Japan, China, Latin America and Australia, respectively, (ii) commercial-progress based on initial sales in Japan and overall sales-dependent milestones of up to $107 million and (iii) tiered double digit royalties on net sales in the Mundipharma territories. Mundipharma is responsible for 40% of joint development costs incurred by the parties through May 31, 2013 related to certain FOLOTYN studies, with each party accountable for its future cost of conducting studies for which it is obligated and the allocation of responsibility for new studies to be agreed upon by the parties.

Pursuant to the terms of the Amended License Agreement, the Company will gain the commercialization rights to FOLOTYN in Europe and Turkey, with an option for Switzerland, while Mundipharma will retain exclusive rights to commercialize FOLOTYN in the Mundipharma territories, including Asia and Latin America. The Amended License Agreement will remain in effect, on a country-by-country basis, until the expiration of Mundipharma’s obligation to pay royalties on net sales of the subject products in such country. Mundipharma may terminate the Agreement at its election upon ninety days’ notice to the Company, or immediately in the event that the Company’s license agreement dated December 23, 2002, as amended, with SRI International, Sloan-Kettering Institute for Cancer Research and Southern Research Institute is terminated without Mundipharma’s consent. The Company may terminate the Agreement at its election immediately with respect to the territory of Japan only, in the event that Mundipharma does not achieve certain milestones in Japan. Additionally, either party may terminate the Agreement for an uncured material breach by the other party.

Concurrently with the execution of the Amended License Agreement, the Company and Mundipharma Medical Company (“MMC”), an affiliate of Mundipharma, entered into an Amended and Restated Supply Agreement (the “Amended Supply Agreement”), which amended and restated a May 2011 agreement between the parties. Pursuant to the terms of the Amended Supply Agreement, subject to certain exceptions, MMC agreed to purchase and the Company agreed to supply MMC’s clinical and commercial requirements of FOLOTYN. The term of the Amended Supply Agreement is concurrent with the term of the Amended License Agreement and may be terminated by either party for an uncured material breach by the other party or upon certain bankruptcy proceedings involving the other party.

The foregoing description of the Amended License Agreement and the Amended Supply Agreement (collectively, the “Agreements”) does not purport to be complete and is qualified in its entirety by such Agreements, each of which will be filed as an Exhibit to Spectrum’s next Form 10-Q. Spectrum intends to submit a FOIA confidential treatment request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Amended License Agreement and/or the Amended Supply Agreement. The omitted material will be included in the request for confidential treatment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Spectrum Pharmaceuticals, Inc.

Date: May 31, 2013	By:	/s/ BRETT L. SCOTT
	Name:	Brett L. Scott
	Title:	Senior Vice President and Acting Chief Financial Officer